Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 30, 2011, except for Note 3, as to which the date is September 14, 2011, and except for Note 17, as to which the date is December 7, 2011, in the Registration Statement (Form S-4) and related Prospectus of Nortek, Inc. for the registration of $500,000,000 aggregate principal amount 8.5% Senior Notes due 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts
December 22, 2011